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                                                          Exhibit 99.25

PERSONAL AND CONFIDENTIAL

November 15, 2000

AXA
25, avenue Matignon
75008 Paris
France

Re:  Registration Statement on Form F-4 of AXA filed on November     , 2000


Reference is made to our letter dated October 16, 2000 as to the dilutive effect of the offer and merger relating to the acquisition by AXA and AXA Merger Corp. of the minority interests in AXA Financial on the earnings per ordinary share of AXA for 2001.

The foregoing letter was provided for the information and assistance of the Supervisory Board of AXA in connection with the transaction mentioned above and is not to be used, circulated, quoted or otherwise referred to for any other purpose or is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that AXA is required to file our letter as an exhibit to the above-referenced registration statement.

In that regard, we hereby consent to the reference to the letter of our Firm under the caption "Special Factors--Letter of BNP Paribas and Lazard Freres to the Supervisory Board of AXA" and to the filing of the foregoing letter as an exhibit to the registration statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ JEAN JACQUES GUIONY
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Jean Jacques Guiony



/s/ ALEXANDRE MIRONESCO
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Alexandre Mironesco


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Lazard Freres